Exhibit 10.1

NVR, INC.
2000 BROADLY BASED STOCK OPTION PLAN
NON-QUALIFIED STOCK OPTION AGREEMENT

NVR, Inc., a Virginia corporation (the “NVR” or the “Company”), hereby grants options (“Option”) to purchase its common stock, $0.01 par value (the “Shares”), to the Optionee named below. The terms and conditions of the Options are set forth in this cover sheet, in the attachment, and in the NVR, INC. 2000 Broadly Based Stock Option Plan (the “Plan”).

Grant Date:

Name of Optionee:

Optionee’s position with the Company:

Number of Options:

Exercise Price per Option (“Option Price”):

Vesting Date:

By signing this cover sheet, you agree to all of the terms and conditions described in the attached Agreement and in the Plan, a copy of which is also attached. You further agree and acknowledge that adequate consideration has been exchanged between the Company and you and that you have considered and agreed to execute this Agreement, which binds you to non-competition and confidentiality restrictive covenants. You also acknowledge that you have carefully reviewed the Plan, and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent with the Plan.

Optionee:

(Signature)

Company:

(Signature)

Title:

Attachment

This is not a stock certificate or a negotiable instrument.

1. Acknowledgments of Optionee. The Option granted under this Agreement is intended to provide to the Optionee an opportunity to purchase Shares. The Optionee acknowledges that the Optionee’s position with the Company, the Option granted under this Agreement and the other benefits of his or her employment in that capacity are being conferred upon the Optionee only because of and on the condition of the willingness of the Optionee to commit his or her best efforts and loyalty to NVR in the performance of the duties of that position.

2. Effect of the Plan. The Option to be granted under this Agreement will be subject to all of the terms and conditions of the Plan, which are incorporated by reference and made part of this Agreement. The Optionee will abide by, and the Option granted to the Optionee will be subject to, all of the provisions of the Plan and of this Agreement, together with all rules and determinations from time to time issued by the Committee established to administer the Plan and by the Board of Directors of NVR (hereinafter “Board”) pursuant to the Plan.

3. Exercise; Conditions to Exercise.

(a) Period of Exercise. Subject to Section 3(f) below, the Option may be exercised in whole or in part with respect to vested Options at any time after vesting. No Option may be exercised after ten years from the date of grant. The Option may be exercised only with respect to whole Shares.

(b) Vesting of Option. At the close of business on December 31, 2010, one hundred percent (100%) of the Options shall be exercisable in respect of the number of Shares initially subject to the Option, so long as Optionee has been continuously employed by NVR on that date. Subject to Section 3(f), the foregoing installment, to the extent not exercised, shall accumulate and be exercisable, in whole or in part, at any time and from time to time, after becoming exercisable and prior to the termination of the Option. For the avoidance of doubt and by way of example, if the Options become exercisable on December 31, 2010, no exercise of such Options will be effective until, at the earliest, the first business day of 2011, at which time the Optionee would not necessarily have to be an employee of NVR or an NVR subsidiary to exercise the Options, subject to the earlier termination of the Option pursuant to Paragraph 4 of this Agreement. In the event of a termination of the Optionee’s employment resulting from the Optionee’s involuntary termination due to a reduction in force, death, disability or retirement at normal retirement age (age 65), the Option shall become exercisable at the date of termination for a pro rata portion based on the number of full months of the current year that has expired prior to the termination of the previously nonexercisable portion of the Option which would have been eligible to be exercised at the end of the year in which such termination occurs. Optionee shall not be entitled to pro rata vesting if Optionee’s employment is terminated for any other reason. An involuntary termination due to a reduction in force shall be defined as a termination where NVR determines in its sole discretion that the termination is for economic reasons unrelated to job performance.

(c) Who May Exercise. During the Optionee’s lifetime, the Option rights may be exercised only by him or her.

(d) Manner of Exercise. Option rights may be exercised by the delivery of written notice from the Optionee to the Committee or the Committee’s designee specifying the number of Shares then being exercised.

(e) Payment of Exercise Price. To exercise the Option, the Optionee must make full payment of the Option Price to NVR in any one or more of the following ways:

(i)	in immediately available funds;

(ii)	by the assignment and delivery to NVR of Shares owned by the Optionee (or his estate) provided however, that such Shares have not been acquired pursuant to the exercise of an option within the last six months (unless the options were exercised following the death of the Optionee), are free and clear of all liens and encumbrances and have a fair market value (as determined by the closing price on the national securities exchange on which the Shares are listed on the day preceding the day of exercise or by any other method acceptable to the Committee in its absolute discretion) equal to the applicable Option Price less than any portion thereof paid in cash; or

(iii)	by delivery (on a form prescribed by NVR) of an irrevocable direction to a licensed securities broker acceptable to NVR to sell Shares and to deliver all or part of the sale proceeds to NVR in payment of the aggregate Option Price.

The Optionee also must reimburse NVR for the amount of all applicable withholding taxes at the rate required to be paid by NVR in immediately available funds at the time of exercise.

(f) Restrictions on Exercise.

Regulatory Matters. The Option may not be exercised if such exercise would constitute a violation of any applicable Federal or state statute or regulation or if any required approval of a governmental authority having jurisdiction shall not have been secured. NVR agrees to use reasonable diligence to obtain all such requisite approvals or consents.

4. Termination of Option.

(a) If the Optionee ceases to be an employee of NVR and its affiliates, other than as a result of a termination for “Cause” (as defined in the following paragraph), the unexercised Option shall terminate, except that within three (3) months after termination of employment (one year in the case of termination due to death or disability) the Optionee or his personal representative and/or the person or persons to whom the Optionee’s Option rights may pass by will or by the applicable laws of descent and distribution, as the case may be, may exercise the Option to the extent to which he or she was entitled to exercise the Option on the date of termination of employment.

(b) A termination shall be for “Cause” in the event the Optionee ceases to be an employee of NVR and its affiliates attributable to a termination of employment as a result of (i) conviction of a felony, or conviction of a violation of any federal or state securities law, or conviction of any other crime involving moral turpitude; (ii) gross misconduct in connection with the performance of such Optionee’s duties (which shall include a breach of such Optionee’s fiduciary duty of loyalty); or (iii) material breach of any covenants by the Optionee contained in any agreement between Optionee and NVR or its affiliates, including violations of the Company’s Code of Ethics. In the event of a for “Cause” termination of employment, the unexercised Option shall terminate immediately.

(c) In no event may the Option be exercised by the Optionee if he or she has violated any provision of this Agreement.

5. Adjustment Upon Changes in Shares. In the event of a change in NVR’s capital structure, the adjustments provided for in Paragraph 12 of the Plan shall be made to the number of Shares subject to the Option hereunder.

6. Change of Control; Sale of Assets/Stock. Upon the dissolution or liquidation of NVR or upon a Change of Control (a “Transaction”) subsequent to the date of the Agreement, vesting of the previously unvested Option will be accelerated in full. In the event of any such Transaction, the Optionee shall have the right, (i) immediately prior to the occurrence of such Transaction and (ii) during such period occurring prior to such Transaction as the Committee in its sole discretion shall designate, to exercise such Option in whole or in part, whether or not such Option was otherwise exercisable at the time such Transaction occurs and without regard to any installment limitation on exercise imposed pursuant to Section 3(b) above but with regard to the limitation on exercise imposed pursuant to Section 3(f) above. For this purpose, a Change of Control will be deemed to occur upon:

(i)	a merger, consolidation, reorganization or other business combination of the Corporation with one or more other entities in which NVR is not the surviving entity:

(ii)	a sale of substantially all of the assets of NVR to another entity;

(iii)	any transaction (including, without limitations, a merger or reorganization in which NVR is the surviving entity) which results in any person or entity (or persons or entities acting as a group or otherwise in concert) owning twenty percent (20%) or more of the common stock of NVR; or

(iv)	any person commencing a tender or exchange offer or entering into an agreement or receiving an option to acquire beneficial ownership of 20 percent or more of the total number of voting shares of NVR.

Notwithstanding (iii) and (iv) above, a Change of Control shall not occur if any director, officer or employee owns 20 percent or more of the Shares, or acquires the right to purchase Shares which if such right were exercised would result in the ownership of 20 percent or more of the Shares, as a result of:

(a)	the exercise of options or the grant or vesting of equity-based awards under any incentive plan of NVR;

(b)	the purchase of Shares directly by the director, officer or employee of NVR; or

(c)	the implementation of a Share repurchase program by NVR.

7. Noncompetition, Nonsolicitation and Confidentiality.

(a) In consideration of the promises set forth in this Agreement, the Optionee agrees to the following:

(i) Confidential Information. Optionee acknowledges that in connection with Optionee’s employment with NVR, Optionee has had or may have access to confidential, proprietary, and non-public information concerning the business or affairs of NVR, including but not limited to information concerning NVR’s clients, customers, developers, subcontractors, employees, pricing, procedures, marketing plans, business plans, operations, business strategies, and methods (collectively, “Confidential Information”). Accordingly, both during and after employment (regardless of the reason for Optionee’s termination), Optionee shall not use or disclose to any third party any Confidential Information for any reason other than as intended within the scope of Optionee’s employment. Upon termination of Optionee’s employment for any reason, or at any other time upon request of NVR, Optionee shall immediately deliver to NVR all documents, forms, blueprints, designs, policies, memoranda, or other data (and copies hereof), in tangible, electronic, or intangible form, relating to the business of NVR or any affiliate of NVR.

(ii) Non-Competition. During employment and for a period of twenty-four (24) months after Optionee’s employment ends (regardless how it ends) (“the Non-Compete Period”), Optionee shall not anywhere in the Restricted Area: (a) own more than 5% of outstanding shares or control any residential homebuilding, mortgage financing, or settlement services business (but only if Optionee had responsibilities for that business area at NVR within the 24-month period prior to the Optionee’s termination of employment with NVR) that competes with NVR; or (b) work for, become employed by, or provide services to (whether as an employee, consultant, independent contractor, partner, officer, director, or board member) any person or entity that competes with NVR in the residential homebuilding business, mortgage financing business, or settlement services business, where such position or service is competitive with or otherwise similar to any of Optionee’s positions held with NVR, or services performed for NVR, within the twenty-four (24) months preceding termination of employment with NVR. “Restricted Area” means the counties and other units of local government in which NVR engaged in the residential homebuilding business, mortgage financing business, or settlement services business and over which Optionee has had any managerial responsibility for operations within such area at any time within the 24-month period prior to the Optionee’s termination of employment.

(iii) Land Development. If Optionee was employed as a Land Manager, VP of Land or otherwise had any managerial responsibilities in NVR’s operations for contracting for finished lots during the 24-month period prior to Optionee’s termination for employment, Optionee agrees that Optionee will not engage in any residential land development activities during the Non-Compete Period within the Restricted Area.

(iv) Non-Solicitation. During the Non-Compete Period, Optionee will not, directly or indirectly: (a) hire or solicit for hiring, any person, who, during the last twelve (12) months of Optionee’s employment, was an employee of NVR or provided services as a subcontractor to NVR; (b) utilize or solicit the services of, or acquire or attempt to acquire real property, goods, or services from, any developer or subcontractor utilized by NVR or any affiliate of NVR; or (c) solicit any customer or client or prospective customer or client of NVR with whom Optionee had any communications with or about whom Optionee had any access to information during the 12-month period prior to Optionee’s termination of employment.

(b) The Optionee acknowledges that the restrictions set forth in this Section 7 and elsewhere in this Agreement are reasonable and necessary to protect the business and interests of NVR and its affiliates, and that it would be impossible to measure in money the damages that could or would accrue to NVR and its affiliates in the event that the Optionee fails to honor his or her obligations under this Section 7. Therefore, in addition to any other remedies they may have, NVR and its affiliates may apply to any court of competent jurisdiction for specific performance, temporary, preliminary, and/or permanent injunctive relief, or other relief in order to enforce the obligations under this Section 7 or prevent a violation of these obligations. In addition, in the event of a breach or violation by Optionee of the obligations in this Section 7, the Non-Compete Period shall be tolled until such breach or violation has been cured.

(c) If the Optionee violates the restrictions set forth in this Section 7, the Optionee shall forfeit the Options granted pursuant to this Agreement, and shall also repay to NVR the gain (i.e., the difference at exercise between the aggregate fair market value of the purchased shares and the aggregate Option Price) recognized by the Optionee pursuant to the Options during the period beginning eighteen (18) months prior to the first violation by the Optionee of this Section 7 and ending on the date that NVR notifies the Optionee that the Optionee has forfeited the Options pursuant to this Section 7. Optionee acknowledges and agrees that this Section 7(c) is not NVR’s exclusive remedy and that NVR and its affiliates may pursue all relief to which they are entitled, including damages, specific performance and injunctive relief.

(d) In the event that there is a Change of Control, as defined in Section 6 of the Agreement, and the Optionee is terminated without Cause, or the Optionee voluntarily terminates his employment with Good Reason, the non-competition and non-solicitation provisions of Section 7 become void. Good Reason is defined as (i) the Optionee’s management responsibilities are substantially diminished, (ii) the Optionee was an Executive Officer of NVR as defined by the Securities Exchange Act of 1933 and is not an Executive Officer of the surviving corporation or (iii) the Optionee suffers any reduction of base compensation or any reduction in incentive opportunities. Notwithstanding the above, the confidentiality provisions of Section 7 remain in full force and effect even in the event of a Change of Control.

8. Nonassignability. The Options may not be transferred in any manner otherwise than by will or the laws of descent and distribution.

9. Rights as a Holder of Shares. An Optionee or a transferee of an Option shall have no rights as a Shareholder with respect to any Shares covered by his or her Option until the date on which payment is made by him or her, and accepted by NVR, for such Shares. No adjustment shall be made for distributions for which the record date is prior to the date such payment is made and accepted.

10. Employment. Nothing herein contained shall be construed to entitle the Optionee to continued employment with NVR and its affiliates.

11. Notices. All notices to NVR must be in writing, addressed and delivered or mailed to: NVR, Inc., Plaza America Tower I, 11700 Plaza America Drive, Suite 500, Reston, VA 20190, Attn: Assistant Treasurer and all notices to the Optionee must be in writing addressed and delivered or mailed to him or her at the address shown on the records of NVR.

12. Governing Law. This Agreement and all determinations made and actions taken pursuant thereto, shall be governed under the laws of the Commonwealth of Virginia, other than with regard to the choice of law provisions thereof.

13. Severability. If any part of this Agreement shall be determined to be invalid or unenforceable, such part shall be ineffective only to the extent of such invalidity or unenforceability, without affecting the remaining portions hereof.

14. Amendment, Suspension or Termination of Plan. NVR may from time to time amend, suspend or, at any time, terminate the Plan or modify this Agreement. An amendment, suspension or termination of the Plan shall not without the consent of the Optionee, reduce or impair any rights or obligations under this Agreement.